UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2007

TheStreet.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-25779	06-1515824
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street 15th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 321-5000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

             On March 26, 2007, TheStreet.com, Inc. (the “Company”) and Steven Elkes entered into a two-year Employment Agreement (the “Agreement”), pursuant to which Mr. Elkes agreed to serve as Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions. The Agreement provides for an annual base salary of $300,000 per year and, for 2007, a cash bonus under the Company’s annual incentive bonus plan for management and other significant employees of the Company, with the target of such bonus being 65% of annual salary. Mr. Elkes was also granted options to purchase up to 100,000 shares of the Company’s common stock, pursuant to the Company’s Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”), which options will vest ratably over the first three anniversaries of the grant date, subject to accelerated vesting of 100% of the then unvested options in the event of a Change of Control (as defined in the Plan).

If we terminate Mr. Elkes’s employment other than for “Cause,” or if he resigns for “Good Reason” (each as defined in his employment agreement), then he shall be entitled to receive (i) severance pay of up to one year of his then-current salary, (ii) a pro-rated bonus for the year in which such termination or resignation occurs, and (iii) up to one year of continued health benefits. If in connection with the occurrence of a “Change of Control” of the Company (as defined in the 1998 Plan), there is a significant reduction of Elkes’s authority, duties or responsibilities (unless such reduction occurs as a result of the Company being acquired and made part of a larger entity and Elkes is given the same or greater authority, duties or responsibilities over the acquiring or surviving entity), then Elkes shall be entitled to receive (i) severance pay of up to two years of his then-current salary, (ii) up to two years of continued health benefits, and (iii) a pro-rated bonus for the year in which such Change of Control occurs. Mr. Elkes must execute a release of claims and comply with certain obligations in the agreement relating to confidentiality, non-competition and non-solicitation in order to receive the severance payments and benefits.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

             (c) On March 26, 2007, the Company appointed Steven Elkes to the position of Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions. Mr. Elkes, age 46, holds a B.A. from Grinnell College and an M.B.A. from Baruch College. Prior to his appointment, Mr. Elkes served as the Chief Financial Officer of Azoogle from October 2006 through March 2007. Previously, he worked at iVillage Inc. in a number of capacities from August 1996 until its acquisition by NBC Universal, Inc. in May 2006. From June 2004 until the acquisition, Mr. Elkes served as Chief Financial Officer in addition to his duties as Executive Vice President, Operations and Business Affairs (a position he had held since July 2000) and Secretary (a position he had held since October 1999). From April 1999 to July 2000, Mr. Elkes served as Senior Vice President, Business Affairs, and from August 1996 to April 1999, Mr. Elkes held various management positions with iVillage. Prior to that, he worked at CNA Insurance Company, serving as Vice President Credit/Structured Finance from August 1993 to August 1996, and as an Assistant Vice President from August 1991 to August 1993.ss

See Item 1.01 above, which is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company, dated March 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TheStreet.com, Inc. (Registrant)

Date: March 30, 2007	By:	/s/ Thomas J. Clarke, Jr.
Chief Executive Officer

EXHIBIT INDEX

EX-99	Press Release, dated March 26, 2007